As filed with the Securities and Exchange Commission on April 24, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1595629 (I.R.S. Employer Identification No.)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael D. Dale
President and Chief Executive Officer
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Michael D. Dale President and Chief Executive Officer ATS Medical, Inc. 3905 Annapolis Lane, Suite 105 Minneapolis, Minnesota 55447 (763) 553-7736 Facsimile: (763) 553-1492	Timothy S. Hearn, Esq. Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600 Facsimile: (612) 340-2868
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Unit(1)	Price(1)(2)	Registration Fee
Common Stock, $0.01 par value (3)(4)	—	—	—	—
Preferred Stock, $0.01 par value (3)	—	—	—	—
Depositary Shares (3)(5)	—	—	—	—
Debt Securities (3)(6)	—	— (7)	— (7)	—
Securities Warrants (8)	—	—	—	—
Units (9)	—	—	—	—
Total Securities	$100,000,000	100%	$100,000,000	$5,580

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately or together with other securities registered hereby.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered in this registration statement.

(3)	In addition to any common stock, preferred stock, depositary shares and debt securities that may be issued directly under this registration statement, there are being registered hereunder such indeterminate amount of common stock, preferred stock, depositary shares and debt securities as may be issued upon conversion or exchange of preferred stock, depositary shares or debt securities, as the case may be, for which no separate consideration will be received by the registrant.

(4)	The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at-the-market offerings, to that which is permissible under Rule 415(a)(4).

(5)	Depositary shares will represent fractional interests in preferred stock registered hereby.

(6)	In the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above or, in the case of debt securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public.

(7)	Plus accrued interest, if any.

(8)	Securities warrants will represent the right to purchase common stock, preferred stock or debt securities.

(9)	Units may consist of two or more of the securities listed in the calculation of registration fees table and offered and sold together.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 24, 2009
Prospectus

ATS MEDICAL, INC.
$100,000,000
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Securities Warrants
Units

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000.
     We may offer and sell these securities directly or to or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including names of any underwriters, agents or dealers.
     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.
     Our common stock is traded on the Nasdaq Global Market under the symbol “ATSI.” On April 23, 2009, the last sale price of our common stock as reported on the Nasdaq Global Market was $2.53 per share.

     Investing in our securities involves a high degree of risk. Before investing in our securities, we recommend that you carefully read this entire prospectus, including the “Risk Factors” section beginning on page 3, any applicable supplements to this prospectus, and the documents we file with the Securities and Exchange Commission from time to time.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
ATS MEDICAL, INC.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
The date of this prospectus is                     , 2009.

     As used in this prospectus, the words “our company,” “we,” “us,” “our” or “ATS” refer only to ATS Medical, Inc., unless the context requires otherwise, and do not include any subsidiary.
     All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process on Form S-3. Under this shelf registration, we may sell the securities described in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”
     This prospectus provides you with a general description of the securities we may offer. Each time we sell any of these securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
     You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.
     Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward-looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, some of which are described under the heading “Risk Factors” and in our reports to the SEC incorporated by reference into this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.
RISK FACTORS
     You should carefully consider the risks and uncertainties described below and any risk factors in any accompanying prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding whether to purchase any securities we may offer.
Risks Related to Our Business
If our products do not achieve widespread market acceptance in the United States, our operating results will be harmed and we may not achieve profitability.
     Our success will depend, in large part, on the medical community’s acceptance of ATS’ principal products in the United States, which is the largest revenue market in the world for medical devices. The U.S. medical community’s acceptance of ATS’ products will depend upon our ability to demonstrate the safety and efficacy, advantages, long-term clinical performance and cost-effectiveness of ATS’ products as compared to other products. We cannot predict whether the U.S. medical community will accept ATS’ products or, if accepted, the extent of its use. Negative publicity resulting from isolated incidents involving ATS’ products or other products related to those we sell could have a significant adverse effect on the overall acceptance of our heart valves. If we encounter difficulties developing a market for our products in the United States, we may not be able to increase our revenue enough to achieve profitability, and our business and operating results will be seriously harmed.
We currently rely on the ATS mechanical heart valve as our primary source of revenue. If we are not successful in selling this product, our operating results will be harmed.
     Since 2005 we have marketed products other than mechanical heart valves. These products represented approximately 35% of net revenues for the year ended December 31, 2008. However, there can be no assurance that these new products will decrease our dependence on sales of mechanical heart valves. Increasing revenues from new products cannot be guaranteed. Even if we were to develop additional products, regulatory approval would likely be required to sell them. Clinical testing and the approval process itself are very expensive and can take many years. Adverse rulings by regulatory authorities, product liability lawsuits, the failure to achieve widespread U.S. market acceptance, the loss of market acceptance outside of the United States, or other adverse publicity may significantly and adversely affect our sales of the ATS heart valve, and, as a result, would adversely affect our business, financial condition and operating results.

We have a history of regularly raising funds and incurring debt to fund net losses. If our current cash and investment balances are inadequate to carry us to profitability, we may need to raise equity or incur debt in the future. The current unprecedented volatility in the worldwide credit and equity markets may have an impact on our ability to obtain future financing.
     In recent years, we have completed several financings to fund acquisitions and our operations. If our future operations require greater cash than our current balances, we would again be required to raise equity or issue debt. Furthermore, there may be delays in obtaining necessary governmental approvals of our products or introducing products to market or other events that may cause actual cash requirements to exceed those for which we have budgeted. In such event, we would need additional financing.
     We do not know what impact the current unprecedented volatility in worldwide credit and equity markets may have on our ability to obtain future financing. Beginning in the fall of 2008, the world experienced unprecedented turmoil in equity and credit markets that has resulted in record-setting losses in the stock markets, dramatic decreases of liquidity in the credit markets, bank failures, hedge fund closures and massive market intervention by the United States and foreign governments. Because of the unprecedented nature of these market events, and because the markets remain highly volatile, we cannot predict what effect these events will have on our ability to obtain debt or equity financing in the future. If we are unable to raise sufficient capital, it will have a material adverse effect on our financial condition and our ability to remain in business.
The recent U.S. and global economic downturn could have adverse effects on our business and our company.
     The economic turmoil discussed above has also negatively impacted world economies, businesses, and markets, and could adversely impact our company in the future. We cannot predict what effect these events will have on our sales, collectibility of receivables, debt covenants, ability to attract additional investors, and company stock price. Increased volatility in our stock price attributable to the economic downtown could negatively impact our future reported operating results, including the potential for impairments to our recorded goodwill and higher stock compensation expense.
The anticipated benefits associated with our recent acquisitions may not be realized.
     We completed the acquisition of 3F Therapeutics, Inc. (“3F Therapeutics” or “3F”) in 2006 and the acquisition of the surgical cryoablation business of CryoCath Technologies, Inc. (“CryoCath”) in 2007. We expect that these acquisitions will result in several benefits, including, among others, an expanded heart value product line in connection with the acquisition of the tissue heart valve business of 3F, an enhanced owned product portfolio and opportunity to leverage our revenues and margins under our pre-existing distribution and agent agreements in connection with the CryoCath acquisition, and cross-selling opportunities, enhanced technology, cost savings and operating efficiencies in connection with both acquisitions. However, achieving the anticipated benefits of these acquisitions is subject to a number of uncertainties, including whether 3F’s development-stage products are ultimately marketable, whether we can commercialize the acquired CryoCath development project related to treatment of arrhythmias on a stand-alone minimally invasive basis, whether we are able to gain regulatory approvals to commercialize products manufactured within our own facility, whether we are able to integrate the businesses in an efficient and effective manner and general competitive factors in the marketplace. Failure to achieve the anticipated benefits of these acquisitions could result in decreases in the amount of expected revenues, increased costs and diversion of management’s time and energy, and could materially impact our business, financial condition and operating results.
We may have difficulty integrating recently acquired businesses and may incur substantial costs in connection with the integration process.

     Integrating the operations of the surgical cryoablation business of CryoCath into our existing business will continue to be a complex, time-consuming and expensive process. Before this acquisition, ATS and the surgical cryoablation business of CryoCath were operated independently, each with its own products, customers, employees, culture and systems. We may experience material unanticipated difficulties or expenses in connection with the integration of this acquired business into ATS due to various factors, including:
•	our lack of expertise and experience in manufacturing the CryoCath products;

•	costs and delays in implementing manufacturing systems and procedures in connection with the acquisition of the cryoablation business of CryoCath;
     We have limited experience in integrating the operations represented by this acquisition, and it is not certain that we can successfully integrate the acquired business in a timely or efficient manner, or at all, or that any of the anticipated benefits of the acquisition will be realized. Failure to do so could have a material adverse effect on our business, financial condition and operating results.
     The time and expense associated with converting the acquired cryoablation business into ATS’ existing infrastructure may exceed management’s expectations and limit or delay the intended benefits of the transaction. To the extent any of these events occur, the benefits of the transaction may be reduced, at least for a period of time. In addition, it is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs, as well as other types of unanticipated adverse developments, could have a material adverse effect on our business, financial condition and operating results.
We use a combination of direct sales persons and independent sales representatives to sell our products in the United States. If our U.S. sales strategy is not successful, we may not be able to continue our operations.
     The sales approach for the sale of our products in the United States consists primarily of direct salespersons with a few independent sales representatives. We will need to continue to expend significant funds and management resources to develop and maintain this hybrid sales force. We believe that there is significant competition for sales personnel and independent sales representatives with the advanced sales skills and technical knowledge we need. If we are unable to recruit, retain and motivate qualified personnel and representatives, U.S. sales of our products could be adversely affected. The loss of key salespersons or independent sales representatives could have a material adverse effect on our sales or potential sales to current customers and prospects serviced by such salespersons or representatives. Further, we cannot assure the successful expansion of our network of independent sales representatives on terms acceptable to ATS, if at all, or the successful marketing of our products by our hybrid sales force. To the extent we rely on sales through independent sales representatives, any revenues we receive will depend primarily on the efforts of these parties. We do not control the amount and timing of marketing resources that these third parties devote to our product. If our U.S. sales strategy is not successful, we may be forced to change our U.S. sales strategy. Any such change could disrupt sales in the United States. Further, any change in our U.S. sales strategy could be expensive and would likely have a material adverse impact on our operating results.
We currently depend on the marketing and sales efforts of international independent distributors.
     In many countries our products are sold through independent distributors. The loss of an international distributor could seriously harm our business and operating results if a new distributor could not be found on a timely basis in the relevant geographic market. We do not control the amount and timing of marketing resources that these third party distributors devote to our product. Furthermore, to the extent we rely on sales through independent distributors, any revenues we receive will depend primarily on the efforts of these parties.
We are dependent upon sales outside the United States, which are subject to a number of risks including a drop in sales due to currency fluctuations and exchange rate transaction and translation losses.
     In 2008, approximately 62% of our net sales were derived outside of the United States. We expect that international sales will account for a substantial majority of our revenue until our products receive wider market acceptance from U.S. customers. Accordingly, any material decrease in foreign sales may materially and adversely affect our operating results.

     In certain countries in Europe we maintain direct sales operations and sell in local currency. In addition, we sell in U.S. dollars to our international distributors and European subsidiaries abroad. An increase in the value of the U.S. dollar in relation to other currencies can and has adversely affected our sales volume outside of the United States as well as increased our exposure to foreign exchange losses on subsidiary intercompany payments and payables. Our dependence on sales outside of the United States will continue to expose us to U.S. dollar currency fluctuations for the foreseeable future.
     Our future operating results could also be harmed by risks inherent in doing business in international markets, including:
•	unforeseen changes in regulatory requirements and government health programs;

•	weaker intellectual property rights protection in some countries;

•	new export license requirements, changes in tariffs or trade restrictions;

•	political and economic instability in our target markets;

•	greater difficulty in collecting payments from product sales;

•	lengthy/extended credit terms, and

•	competitive price pressure.
We have a history of net losses. If we do not have net income in the future, we may be unable to continue our operations.
     We are not currently profitable and have a very limited history of profitability. We had net losses of approximately $19.3 million for 2008, $23.0 million for 2007 and $27.7 million for 2006. As of December 31, 2008, we had an accumulated deficit of approximately $151.9 million. We expect to incur significant expenses over the next several years as we continue to devote substantial resources to the commercialization and marketing of our products both in the United States and in many foreign countries. In addition, we will not generate net income unless we are able to significantly increase revenue from U.S. sales. If we continue to sustain losses, we may not be able to continue our operations.
     In addition, if the benefits of the merger with 3F and our acquisition of the surgical cryoablation business of CryoCath do not exceed the associated costs, the combined company could be adversely affected by incurring additional or even increased losses from its operations. Our ability to succeed after the merger with 3F and the acquisition of the surgical cryoablation business of CryoCath depends on making our combined operations profitable through increased revenue and reduced expenses for the combined company. If we fail to make our combined operations profitable through increased revenue and decreased expenses, it would harm our business, financial condition and operating results.
Purchase accounting treatment of the merger with 3F and acquisition of the surgical cryoablation assets of CryoCath could result in net losses for the foreseeable future.
     We have accounted for the merger with 3F and purchase of the surgical cryoablation business of CryoCath using the purchase method of accounting. For the 3F acquisition, the estimated market value of shares of our common stock issued in the merger and the amount of the merger transaction costs were recorded as the cost of acquiring 3F. For the acquisition of the surgical cryoablation business of CryoCath, the purchase price recorded was equal to all cash consideration paid to CryoCath, plus the amount of transaction costs and the present value of the cash payment due to CryoCath two years from closing. In each case, the cost has been allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and tradenames, based on their estimated fair values at the date of acquisition.

     The excess of the purchase price over the fair market value of the net assets has been allocated as goodwill. The amount of the purchase price currently allocated to goodwill and the other intangible assets in connection with the acquisition of 3F is approximately $12.3 million. The amount of the purchase price currently allocated to goodwill and other intangible assets in connection with the purchase of the surgical cryoablation business of CryoCath is approximately $23.7 million. Our estimates are based upon available information and assumptions that we believe are reasonable. However, there can be no assurance that the actual useful lives will not differ significantly from our estimates. The amortization of other intangible assets could result in net losses for ATS for the foreseeable future, which could have a material adverse effect on the market value of our common stock.
The market for prosthetic heart valves is highly competitive, and a number of our competitors are larger and have more financial resources. If we do not compete effectively, our business will be harmed.
     The market for prosthetic heart valves is highly competitive. We expect that competition will intensify as additional companies enter the market or modify their existing products to compete directly with us. Our primary competitor in mechanical heart valves, St. Jude Medical, Inc., currently controls approximately 50% of the worldwide market. Edwards Lifesciences Corporation, our primary competitor in the tissue heart valve market, currently controls approximately 60% of the worldwide market. Many of our competitors have long-standing U.S. Food and Drug Administration (“FDA”) approval for their valves and extensive clinical data demonstrating the performance of their valves. In addition, they have greater financial, manufacturing, marketing and research and development capabilities than we have. For example, many of our competitors have the ability, due to their internal carbon manufacturing facilities and economies of scale, to manufacture their heart valves at a lower cost than we can manufacture our ATS heart valve. Our competitors have used price as a method to compete in several international markets. If heart valve prices decline significantly, we might not be able to compete successfully, which would harm our business, financial condition and operating results.
Our future results will be harmed if the use of mechanical heart valves declines or if our tissue heart valves cannot be successfully marketed.
     Our business could suffer if the use of mechanical heart valves declines. Historically, mechanical heart valves have accounted for over two-thirds of all heart valve replacements. Recently there has been an increase in the use of tissue valves. We estimate that mechanical heart valves are currently being used in 20% to 65% of all heart valve replacements, depending on the geographic market, down from 65% to 75% roughly ten years ago. We believe the tissue manufacturers’ claims of improvements in tissue valve longevity and an increase in the average age of valve patients have contributed to the recent increase in the use of tissue valves. In addition, there can be no guarantee that we will be able to successfully market and sell our tissue heart valves or that our tissue heart valves will be approved or gain market acceptance.
Our business may be adversely affected if we are unable to maintain our strategic distribution arrangements.
     In 2008, revenues from non-mechanical heart valve products increased to 35% of total revenue from none in 2004. Some of our distributed products contain performance criteria which we must attain to retain our rights under these arrangements. Additionally, these arrangements provide certain circumstances under which our rights may be terminated. If we are unable to maintain these arrangements, our business, financial condition and operating results may be adversely affected.
We ultimately may experience a delay in introducing, or may not successfully complete the development of, products that are currently under development, resulting in harm to our business.
     We are in the process of developing certain products, including, but not limited to, the ATS 3f Enable Aortic Bioprosthesis tissue heart valve product and a closed-chest aortic tissue heart valve product. The Enable product is currently in the early phases of clinical trials, and the closed-chest aortic tissue heart valve product is still under development. Successfully completing the development of these products and technologies presents substantial technical, medical and engineering challenges, as well as regulatory hurdles. In 2006, ongoing clinical trial results in Europe resulted in our undertaking a review of the Enable valve cuff design. We may not successfully complete the development of these products, or these products may fail to work in the manner intended. If we are unable to successfully develop the products that are currently under development, we may suffer financial difficulties, which may have a material adverse effect on our business, financial condition and operating results.

New products or technologies developed by others could render our products obsolete.
     The medical device industry is characterized by significant technological advances. Several companies are developing new prosthetic heart valves based on new or potentially improved technologies. Significant advances are also being made in surgical procedures, which may delay the need for replacement heart valves. A new product or technology may emerge that renders the ATS heart valves noncompetitive or obsolete. This could materially harm our operating results or force us to cease doing business altogether.
We license patented technology and other proprietary rights from CarboMedics. If these agreements are breached or terminated, our right to manufacture the ATS mechanical heart valve could be terminated.
     Under our carbon technology agreement with CarboMedics, Inc. (“CarboMedics,” f/k/a Sulzer CarboMedics), we have obtained a license to use CarboMedics’ pyrolytic carbon technology to manufacture components for the ATS mechanical heart valve. If this agreement is breached or terminated, we would lose our right to manufacture components for the ATS mechanical heart valve.
A delay or interruption in our manufacturing of pyrolytic carbon components could delay product delivery or force us to cease operations.
     Although we anticipate that our manufacturing capacity will be sufficient to meet our current and foreseeable carbon component needs, if our inventory is exhausted and we are unable to manufacture carbon components, it is unlikely that we will be able to obtain the necessary carbon components from any other source. If we are unable to obtain these carbon components from other sources, we could be forced to reduce or cease operations.
Because we have limited manufacturing experience with some of our products, we may not realize the expected cost savings related to manufacturing our own products. In addition, we could experience production delays and significant additional costs.
     Our tissue valve manufacturing efforts to date have consisted primarily of limited quantities of products for research and development, clinical trials and commercial sale outside the United States. In addition, we are continuing the ramp-up of our manufacturing capabilities in connection with the acquisition of the surgical cryoablation business of CryoCath. We cannot be certain that we will be able to manufacture commercial quantities of tissue heart valves or fully develop internal manufacturing capabilities for surgical cryoablation products in a cost-effective manner. We have limited experience manufacturing tissue heart valves and no experience manufacturing products for the surgical cryoablation business, and our inability to manufacture these products in a cost-effective manner could adversely affect our business and results of operations. In addition, in the future, as we continue to increase production, we may encounter difficulties in maintaining and expanding our manufacturing, including problems involving:
•	production yields;

•	quality control;

•	per unit manufacturing costs;

•	shortages of qualified personnel; and

•	compliance with FDA and international regulations and requirements regarding good manufacturing practices.
     Difficulties encountered by us in establishing or maintaining a commercial-scale manufacturing facility may limit our ability to manufacture our cryoablation products and therefore could seriously harm our business, financial condition and operating results.

Our business could be seriously harmed if third-party payers do not reimburse the costs for our products.
     Our ability to successfully commercialize the ATS mechanical heart valve, our tissue heart valves, surgical cryoablation devices and other products depends on the extent to which reimbursement for the cost of our product and the related surgical procedure is available from third-party payers, such as governmental programs, private insurance plans and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and procedures that they consider not to be cost-effective or are used for a non-approved indication. The failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payers would seriously harm our business, financial condition and operating results.
     In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payment for medical procedures or treatments. In addition, government and private third-party payers are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement. In international markets, reimbursement and health care payment systems vary significantly by country. Furthermore, we have encountered price resistance from government-administered health programs. Significant changes in the health care system in the United States or elsewhere, including changes resulting from adverse trends in third-party reimbursement programs, could have a material adverse effect on our business, financial condition and operating results.
We may face product liability claims, which could result in losses in excess of our insurance coverage and which could negatively affect our ability to attract and retain customers.
     The manufacture and sale of mechanical heart valves and tissue heart valves entails significant risk of product liability claims and product recalls. Both mechanical heart valves, tissue heart valves and valve repair products are life-sustaining devices, and the failure of any valve or repair product usually results in the patient’s death or need for re-operation. A product liability claim or product recall, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We currently maintain product liability insurance coverage in an aggregate amount of $25 million. However, we cannot be assured that our current insurance coverage is adequate to cover the costs of any product liability claims made against us. Product liability insurance is expensive and does not cover the costs of a product recall. In the future, product liability insurance may not be available at satisfactory rates or in adequate amounts. A product liability claim or product recall could also materially and adversely affect our ability to attract and retain customers.
Our business would be adversely affected if we are not able to protect our intellectual property rights.
     Our success depends in part on our ability to maintain and enforce our patents and other proprietary rights. We rely on a combination of patents, trade secrets, know-how and confidentiality agreements to protect the proprietary aspects of our technology. These measures afford only limited protection, and competitors may gain access to our intellectual property and proprietary information. The patent positions of medical device companies are generally uncertain and involve complex legal and technical issues. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could be costly and divert our attention from the growth of the business. We cannot assure you that our patents and other proprietary rights will not be successfully challenged, or that others will not independently develop substantially equivalent information and technology or otherwise gain access to our proprietary technology.
We may be sued by third parties claiming that our products infringe on their intellectual property rights. Any such suits could result in significant litigation or licensing expenses or we might be prevented from selling our products.
     We may be exposed to future litigation by third parties based on intellectual property infringement claims. Any claims or litigation against us, regardless of the merits, could result in substantial costs and could harm our business. In addition, intellectual property litigation or claims could force us to:
•	cease manufacturing and selling our product, which would seriously harm us;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or

•	redesign our product, which could be costly and time-consuming.
We may encounter litigation that could have a material impact on our business.
     We may be subject to product liability claims, intellectual property infringement claims or other lawsuits, proceedings and claims arising in the ordinary course of business or otherwise. Although we do not believe that any lawsuits, claims or proceedings arising in the ordinary course of business will have a material adverse impact on our business, operating results or financial condition, it is possible that unfavorable resolutions of any lawsuits, claims or proceedings could have an adverse effect on our business, results of operation or financial condition because of the uncertainty inherent in litigation.
We are subject to extensive governmental regulation, which is costly, time consuming and can subject us to unanticipated delays or could ultimately preclude us from marketing and selling our products.
     Our heart valves, surgical cryoablation products and other products and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies, as well as other federal, state, local and international authorities. We are required to:
•	obtain the approval of the FDA or international regulatory authorities where our products are not yet marketed;

•	after obtaining approval or clearance of the FDA or international regulatory authorities, maintain the approval of the FDA and international regulatory authorities to continue selling and manufacturing our products;

•	satisfy content requirements for all of our labeling, sales and promotional materials;

•	comply with manufacturing and reporting requirements; and

•	undergo rigorous inspections by these agencies.
     Compliance with the regulations of these governmental authorities may delay or prevent us from introducing any new or improved products. The governmental authorities charged with making and implementing these laws or related regulations may change the laws, impose additional restrictions, or adopt interpretations of existing laws or regulations that could have a material adverse effect on us. Violations of these laws or regulatory requirements may result in fines, marketing restrictions, product recall, withdrawal of approvals and civil and criminal penalties. We also may incur substantial costs associated with complying and overseeing compliance with the laws and regulations of these governmental authorities.
     We ultimately may not be able to obtain the necessary governmental approvals or clearances in the United States or other jurisdictions, including FDA and CE approvals and clearances, for products that are now under development, including, but not limited to, our ATS 3f Enable Aortic Bioprosthesis tissue heart valve product, our closed-chest aortic tissue heart valve product, and our and surgical cryoablation products designed for standalone minimally invasive procedures. Obtaining these governmental approvals or clearances is uncertain, and the regulatory approval process is likely to be time-consuming and expensive. If we are unable to obtain such governmental approvals or clearances, then our ability to market and sell products currently under development may be delayed or may never occur. Our potential inability to market and sell our products currently under development, together with the potential expenses associated with obtaining the necessary governmental approvals or clearances, may cause us to suffer financial difficulties, which could have a material adverse effect on our business, financial condition and prospects.

Risks Related to Our Securities
Our Board of Directors has the power to issue series of preferred stock and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock.
     Under our articles of incorporation, our Board of Directors has the power to issue series of preferred stock and to designate the rights and preferences of those series. Therefore, our Board of Directors may designate a new series of preferred stock with the rights, preferences and privileges that the Board of Directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of preferred stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.
Except for our common stock, there is no public market for the securities that we may offer using this prospectus.
     Except for our common shares, no public market exists for the securities that we may offer using this prospectus, and we cannot assure the liquidity of any market that may develop, the ability of the holders of the securities to sell their securities or the price at which the securities may be sold. Our common stock is traded on the Nasdaq Global Market. We may not apply for listing of any other securities that we may offer using this prospectus on any securities exchange or for quotation through the Nasdaq system. Future trading prices of the securities will depend on many factors including, among others, prevailing interests rates, our operating results and the market for similar securities.
The price of our common stock has been volatile, which may result in losses to investors.
     Historically, the market price of our common stock has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. The market price of our common stock could be impacted by the following:
•	general market conditions;

•	the success of our management in operating ATS effectively;

•	the failure of our heart valves and other products to gain market acceptance in the United States;

•	announcements of technical innovations or new products by our competitors;

•	the status of component supply arrangements;

•	changes in reimbursement policies;

•	government regulation;

•	developments in patent or other proprietary rights, and

•	public concern as to the safety and efficacy of products developed by us or others.
     In addition, due to one or more of the foregoing factors, in future years our operating results may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could be materially and adversely affected. Finally, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Our charter documents and Minnesota law may discourage and could delay or prevent a takeover of our company.
     Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include the following:
•	No cumulative voting by shareholders for directors;

•	The ability of our Board of Directors to control its size, to create new directorships and to fill vacancies;

•	The ability of our Board of Directors, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

•	The ability of our Board of Directors to amend the bylaws; and

•	Restrictions under Minnesota law regarding mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock.
Any senior debt securities that we issue will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.
     If we issue senior debt securities covered by this prospectus, those securities will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured senior indebtedness. As a result, these senior debt securities will be effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations.
Ratings of our debt securities could be lowered in the future.
     Our debt securities could be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the related indenture.
Any debt securities that we may issue could contain covenants that may restrict our ability to obtain financing, and our noncompliance with one of these restrictive covenants could lead to a default on those debt securities and any other indebtedness.
     If we issue debt securities covered by this prospectus or any future indebtedness, those securities or future indebtedness may be subject to restrictive covenants, some of which may limit the way in which we can operate our business and significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Noncompliance with any covenants under that indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under any other indebtedness that we may incur. If this were to happen, we might not be able to repay or refinance all of our debt.
If we issue a large amount of debt, it may be more difficult for us to obtain financing, will increase the cost of our debt and may magnify the results of any default under any of our outstanding indebtedness.

     The issuance of debt securities could increase our debt-to-equity ratio or leverage, which may in turn make it more difficult for us to obtain future financing. In addition, the issuance of any debt securities will increase the amount of interest we will need to pay, except to the extent that the proceeds from the issuance of debt securities are used to repay other outstanding indebtedness. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business or the economy.
ATS MEDICAL, INC.
Overview
     ATS Medical, Inc. is a Minnesota corporation established in June 1987. We develop, manufacture, and market medical devices for the treatment of structural heart disease. Our product offerings are focused on heart valve therapy and the surgical treatment of cardiac arrhythmias. Our core mission is to build a company with a diversified product portfolio focused exclusively on the cardiac surgeon. Our objective is to establish ATS products as the standard of care for patients with structural heart disease.
     From our founding until 2004, 100% of our revenue was from our legacy product — a mechanical heart valve. Sales of our mechanical heart valves represented approximately 65% of our revenue in 2008, compared to 72% and 82% of revenue in 2007 and 2006, respectively. Beginning in 2004, we began to execute a diversification strategy and since have added several product lines through distribution agreements or acquisitions. The most significant of these are:
–	Surgical Treatment of Cardiac Arrythmias. In 2004 we entered into a distribution agreement with CryoCath to distribute a set of products for the surgical treatment of atrial fibrillation. In 2007, we acquired this business from CryoCath for approximately $22.0 million. We have increased revenue from these products to approximately $16.9 million or 25.7% of our revenue in 2008 compared to $4.6 million or 11.3% of our revenue in 2006.

–	Heart Valve Repair. In 2005, we entered into a development and distribution agreement with Genesee BioMedical, Inc. (“GBI”), under which we co-developed a novel line of mitral valve repair rings and bands. We have increased revenue from these products to approximately $3.2 million in 2008 from $1.1 million in 2006.

–	Tissue Heart Valves. In 2006, we acquired 3F Therapeutics, which had developed a line of tissue heart valves based on a unique tubular design. FDA pre-market approval of our first generation tissue valve was received in October 2008. Three platforms for deployment, including a minimally invasive sutureless platform, are in development. Tissue heart valve revenues, primarily from our initial limited commercialization efforts outside the United States, totaled approximately $1.5 million in 2008 and $0.5 million in 2007.
     The marketing and sales of these new non-mechanical valve products leverage our sales and marketing infrastructure and broaden our relationships with cardiac surgeons. Sales from these and other new products have grown over the last five years from no revenue in 2004 to 35% of our total revenue in 2008.
Business Strategy
     The key components of our business strategy to create a profitable, diversified, cardiac surgery-focused company include:
•	Increase market share of all our core products, including the ATS Open Pivot® Heart Valve, ATS CryoMazeTM Surgical Ablation products, ATS Simulus® Flexible annuloplasty repair rings and bands and the ATS 3f® Aortic Bioprosthesis tissue heart valve.

•	Develop and introduce heart valve therapy and surgical ablation products that enable less invasive surgery without compromising outcomes compared to traditional therapies.

•	Broaden our relationships with cardiac surgeons by selectively adding new medical devices to our product portfolio.

•	Leverage our investments in our marketing and sales infrastructure.
Markets and Products
     Heart Valve Therapy
     Heart valve therapy revenue consists of prosthetic heart valves (both mechanical and tissue heart valves), heart valve repair products and allograft tissue valves, which we discontinued selling at the end of 2007. These products primarily relate to the repair or replacement of the aortic or mitral heart valves. For 2008, heart valve therapy revenue was $47.6 million, or 72% of revenue, compared to $38.6 million, or 78% of revenue, in 2007 and $35.3 million, or 87% of revenue, in 2006. Using data from Millennium Research Group 2008, we estimate that the current total worldwide heart valve therapy market approximates $1.2 billion.
     Prosthetic Heart Valve Market
     Overview
     There are two types of replacement heart valves: tissue and mechanical. Mechanical valves are made from highly durable materials such as metals and pyrolytic carbon with implant longevity well in excess of any patient’s lifetime. Tissue valves are made primarily from animal or cadaver tissue. Tissue valves have a finite durability and over time may experience structural valve deterioration requiring a re-operation to replace the failing valve. Tissue valves are typically prescribed for patients less able to tolerate anti-coagulants, those who have a life expectancy less than the projected longevity of tissue valves, or women in their childbearing years.
     Cardiac surgeons choose a valve through consideration of valve selection criteria and a patient’s life expectancy, medical conditions, and lifestyle preferences. Besides durability, a valve’s design and materials determine its thrombogenicity, which is the tendency to contribute to the formation of thrombus or blood clots. Thrombus can impair the performance of a valve. If the thrombus detaches and begins to move through the bloodstream (embolus), it may create an arterial blockage leading to stroke or infarction. Mechanical valve recipients must take anticoagulants to reduce and control thrombogenicity, while tissue valves do not usually require anticoagulant therapy. Hemodynamics, the measure of how efficiently blood flows through a prosthetic valve, is an important selection criteria. Blood must flow easily through the valve with minimal pressure required to open the valve leaflets and limited backflow of blood when the leaflets close. The valve should exert minimal force on the blood so that damage to fragile blood cells is limited. Other factors that are important in a surgeon’s choice of a prosthetic valve are the ease of implantation, patient quality of life and the physician’s familiarity with and confidence in the valve.
     In addition to cardiac surgeons, administrators or business managers at hospitals and clinics have become increasingly influential in the purchase decision-making process in recent years. The increasing emphasis on medical cost containment in most world markets has elevated the decision-making power of the administrator. The administrator tends to focus on cost-effectiveness of the prosthesis compared to alternatives and, in some markets, primarily on the cost of the valve.
     We estimate that the worldwide market for prosthetic heart valves is $1.1 billion and in aggregate is projected to grow at 2-3% per year, using data from Millennium Research Group 2008. Over time, the mix between mechanical and tissue prosthesis has varied significantly. We also estimate that the current prosthetic heart valve market consists of a worldwide mechanical heart valve market of $313 million declining at about 1 to 2% per year, and a worldwide tissue heart valve market of $770 million growing at 5% per year.
     Our Mechanical Heart Valve Products
     Our ATS Open Pivot Heart Valve was designed to improve upon existing mechanical heart valves by combining a proprietary open pivot design and other innovative features with the widely accepted biocompatibility and durability of pyrolytic carbon.
     The major design features of the ATS Open Pivot Heart Valve include:

•	Open pivot areas are exposed to the washing action of flowing blood with each cardiac cycle

•	A thin but durable pyrolytic carbon orifice surrounded by a titanium strengthening band

•	Low profile design

•	Multiple sewing cuff options

•	Bileaflet valve design

•	Enhanced radiopacity
     The ATS Open Pivot Heart Valve provides the following advantages over other currently available mechanical heart valves:
•	Open pivot washing contributes to low thromboembolic complications

•	Improved patient quality of life through lower noise levels

•	Improved hemodynamic efficiencies

•	Ease of implantation and valve rotation

•	Improved follow-up diagnostic capability.
     Strategically, we have a development project called “ForceField” which utilizes electrical fields present at the time a valve (or other device) is introduced into the blood stream to create a biocompatible interface between the valve and the patient’s blood. We believe that by replicating the charge of human endothelium, the valve will look natural to blood as it passes through the valve thus inhibiting platelet aggregation that may later become activated and lead to embolism or blood clots. We have performed several preclinical tests of this technology and are currently evaluating the form the commercial product would take and our clinical strategy. Ultimately, if the ForceField technology is successful, we would have the only mechanical valve that does not require concomitant anti-coagulation therapy.
     CarboMedics developed the basic design from which the ATS Open Pivot Heart Valve evolved. In September 1990 we entered into a license agreement with CarboMedics under which we eventually held an exclusive, royalty-free, worldwide license to CarboMedic’s open pivot, bileaflet mechanical heart valve design. After making some design changes in the valve, we finalized the design of the ATS Open Pivot Heart Valve and filed and received our own U.S. patent covering the design of the ATS Open Pivot Heart Valve. The design modifications and the resulting U.S. patent covering the new design are the exclusive property of ATS.
     In connection with the execution of the license agreement, we were also required to enter into a long-term supply agreement with CarboMedics in September 1990 under which we were obligated to purchase pyrolytic carbon components for the ATS Open Pivot Heart Valve from CarboMedics. In December 1999, we entered into a carbon technology agreement with CarboMedics under which we obtained an exclusive, worldwide right and license to use CarboMedics’ pyrolytic carbon technology to manufacture components for the ATS Open Pivot Heart Valve. Under the agreement, CarboMedics also assisted us in establishing our own pyrolytic carbon component production facility in Minneapolis, Minnesota. In January 2007, CarboMedics served a complaint on us, seeking to enforce certain contractual purchase obligations and monetary damages under the long term supply agreement. We ultimately settled this litigation in December 2008 for $7.5 million.
     Our Tissue Heart Valve Products
     In 2006, we acquired 3F Therapeutics, a medical device company based in Lake Forest, California. 3F was an early stage medical device company at the forefront of the emerging field of minimally invasive open- and closed-chest tissue valve replacement. We view the acquisition of 3F as a major step in executing our long-standing vision of obtaining a leadership position in the major segments of the cardiac surgery market.

     Our first generation tissue valve product, the ATS 3f® Aortic Bioprosthesis, is a biological replacement aortic heart valve that has demonstrated characteristics that compare favorably with both mechanical and biological valves presently in the market. We received FDA approval to market this product in October 2008. The ATS 3f Aortic Bioprosthesis received the CE Mark in 2004 and has been available for commercial release in Europe and other foreign countries.
     The major design features of the ATS 3f Aortic Bioprosthesis include:
•	Tubular valve design, which mimics a native aortic valve in form and function

•	Stentless tissue valve design

•	Pericardial tissue
     The ATS 3f Aortic Bioprosthesis provides the following advantages over other currently available tissue valves:
•	Low pressure gradients

•	Large effective orifice areas

•	Maintains continuity between the annulus and the sinotubular junction

•	Preserves the aortic sinuses

•	Restores physiologic flow

•	Restores native valve stress distribution

•	No long-term anticoagulation required
     We believe that substantial growth in the future within the heart valve industry will be the result of the introduction of minimally invasive and off-pump products. To address this future demand, we are currently developing various minimally invasive and off-pump aortic valve concepts.
     Our first product in this arena is the sutureless ATS 3f Enable® Aortic Bioprosthesis, which is intended to reduce surgical cross-clamp and cardio-pulmonary bypass time. The Enable Aortic Heart Valve is identical to the ATS 3f Aortic Bioprosthesis but it is mounted on a nitinol self-expanding frame. The Enable valve is designed to eliminate the traditional suturing required to replace a patient’s diseased aortic heart valve. If suturing can be eliminated from the procedure, surgeons can potentially reduce procedure time and offer less invasive options for the treatment of aortic valve disease. In addition, the elimination of suturing offers the potential to significantly improve valve related hemodynamics by allowing the surgeon to provide a replacement valve of a size larger than what is traditionally possible with conventionally sutured heart valves. The Enable valve is presently in clinical studies outside the United States. To date, over 115 patients have been enrolled in the valve replacement study with the Enable. Aortic Bioprosthesis at nine investigative sites in Europe within both the feasibility and pivotal clinical trial phases. We currently anticipate receiving regulatory approval for this valve in Europe in 2009.
     We are also developing a closed-chest aortic valve replacement technology and product using technology and intellectual property, some of which is shared co-exclusively with Edwards Lifesciences Corporation.
     Heart Valve Repair Market
     Overview
     Depending on the type and severity of a patient’s heart valve disease, it may be preferable to repair their damaged valve as opposed to complete removal and replacement with either a mechanical or tissue heart valve. We estimate the worldwide market for heart valve repair is at $151 million and growing approximately 6% per year, using data from Millennium Research Group 2008.

     Our Heart Valve Repair Products
     We commenced development and manufacturing of a line of cardiac surgical products in 2005 pursuant to our exclusive worldwide development, supply and distribution agreement with GBI. Our partnership with GBI provides us with access to a portfolio of patents, intellectual property and important manufacturing and product development experience specific to heart valve repair and the related tools and accessories for entry into this segment of the heart valve therapy market.
     In 2006, we began to market and sell the first of these products, the ATS Simulus® Flexible annuloplasty repair rings and bands. This is a fully flexible ring that conforms to a patient’s unique anatomy. In 2007, we received FDA clearance for the ATS Simulus® Semi-Rigid Annuloplasty Ring and our ATS Simulus® Adjustable repair rings. The semi-rigid ring features a unique Flex-Zone™ anterior segment, which respects the natural motion of the mitral annulus and its proximity to the aortic valve, allowing for a more physiologic valve repair. The adjustable ring incorporates many of the same features of the flexible rings and bands while allowing the surgeon to precisely accommodate individual patient anatomies by adjusting the positioning and shape of the ring after implantation.
     The major design features of the ATS Simulus annuloplasty rings include:
•	Generous suture target area

•	Semi-rigid ring employs unique Flex-zone flexible anterior segment with semi-rigid posterior segment

•	Adjustable flexible ring can be adjusted symmetrically or asymmetrically after implantation
     The ATS Simulus annuloplasty rings provide the following advantages over other currently available annuloplasty rings:
•	Ease of suture placement in traditional open chest repair procedures

•	Readily accommodates robotic or minimally invasive surgical approaches

•	Semi-rigid ring accommodates anterior annular movement while allowing for posterior annular remodeling

•	Adjustable ring allows precise matching with individual patient anatomy
     Surgical Cardiac Ablation Market
     Overview
     Surgical treatment of atrial fibrillation products consist of tools used to create lesions on cardiac tissue to inhibit abnormal electrical impulses in the upper chambers of the heart. Atrial fibrillation (“AF”) is the most common type of irregular heartbeat. It is found in about three million Americans and the incidence increases with age. When a person has AF, the electrical impulses that control the natural heartbeat travel erratically. The result is a very rapid and disorganized atrial heartbeat. Because the atria are beating rapidly and irregularly, blood does not flow through the atria as quickly or efficiently. The inefficient beating can cause clots to form. If a clot is pumped out of the heart, it can travel to the brain, resulting in a stroke. The likelihood of a stroke in people with AF is 5 to 7 times higher than in the general population. AF combined with a prolonged rapid heart rate can also lead to heart failure.
     Cryoablation involves the use of extremely cold temperatures to stop electrical conductivity in certain areas of the heart while leaving underlying connective tissues largely unaffected. Additionally, by placing lines of ablation in a specific anatomic pattern, the surgeon can direct the path of electrical impulses to restore sinus conduction.
     Historically, the ablation pattern that has the greatest success in restoring sinus rhythm is the original cut-and-sew Maze procedure established by Dr. James L. Cox. The Maze procedure has demonstrated freedom from AF with over 15 years of follow-up data. Cryoablation allows surgeons to perform the Maze procedure with a less invasive technique.
     We estimate the market for the surgical cardiac ablation at $130 million and growing at approximately 19% per year, using data from Millennium Research Group 2008.

     Our Surgical Cryotherapy Products
     We market and sell surgical cryoablation products for the treatment of cardiac arrhythmias acquired through our 2007 acquisition of the surgical cryoablation business of CryoCath.
     We started marketing and selling this technology in the United States in the first quarter of 2005 and in markets outside of the United States in the second quarter of 2005 under a November 2004 global partnership agreement with CryoCath. Pursuant to this partnership, we were granted co-promotion rights in the United States, earning an agency commission on sales to accounts as specified in the partnership agreement, and distribution rights in the rest of the world. This partnership agreement was in effect until our acquisition of CryoCath’s surgical cryoablation business in June 2007.
     We currently market and sell several surgical cryotherapy products, including the ATS CryoMaze™ Surgical Ablation Probe (7 and 10 cm sizes), the ATS CryoMaze and FrostByte™ Surgical Ablation Clamps and the ATS CryoMaze Surgical Ablation Console. Most of our cryotherapy product revenue is derived from probes, which are single-use devices used for freezing tissue in seconds and which are very malleable to conform to an individual’s anatomy. To date, our cryotherapy product revenues have been primarily derived from open chest surgical procedures performed concomitantly with other cardiac surgery procedures.
     The major design features of the ATS CryoMaze products include:
•	The ablation probe is malleable to conform to the shape of the tissue.

•	The probes feature a sleeve to adjust the lesion length.

•	Argon-based cryoablation freezes rapidly and can reach temperatures as low as -160C.

•	The size and malleability of the probe allow it to be easily used in minimally invasive access sites and robotic manipulation.
     Cryotherapy provides the following advantages over the more prevalent heat-based therapies:
•	Cryoablation adheres to the heart tissue during therapy, keeping the device in place.

•	Cryoablation does not produce thrombus.

•	Cryoablation preserves the integrity of the heart’s collagen matrix.

•	Cryoablation can safely create all of the lesion lines of the Maze procedure.
     During 2009, we plan to continue to launch new products and protocols, which will provide us with an entrance into the market for stand-alone surgical treatment of AF.
     Advancements in the market for surgical ablation include tools to enable safer, quicker, and more effective lesions creation in cardiac tissue. The market today consists primarily of AF treatment in conjunction with or concomitant to another cardiac surgery procedure and done with an open chest. We are aware of several companies that are developing new ablation tools. The majority of these tools utilize heat-based energy and will therefore not be able to safely complete the Maze lesion set. There has been a recent trend among cardiac surgeons to hold surgical ablation technologies to a higher level of scrutiny with advanced long-term monitoring to ensure freedom from AF. We believe these new tools will be held to this new standard of scrutiny.
     Significant efforts are currently being developed to enable a sole therapy solution consisting of a full Maze lesion set that can be achieved with a closed chest with port access on a beating heart.
Principal Offices
     Our principal executive offices are located at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, and our telephone number is (763) 553-7736.

USE OF PROCEEDS
     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, debt repayment, the financing of possible acquisitions or stock repurchases. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.
RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges for each of the years indicated is as follows:

	Year Ended December 31,
	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges (in thousands)	$16,643	$14,394	$27,674	$22,889	$18,858
     For purposes of computing these ratios, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges represent interest expense plus the interest factor in rental expenses.
     There were insufficient earnings available to cover fixed charges for all periods presented. As a result, the ratio of earnings to fixed charges was less than 1.0 for these years. The deficiencies of earnings to fixed charges for these years are indicated in the table above.
     Because we have no preferred stock issued (and have not had any issued during the fiscal years shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.
DESCRIPTION OF COMMON STOCK
     This section summarizes the general terms of the common stock that we may offer using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to our articles of incorporation and bylaws. Our articles of incorporation and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
General
     Our authorized capital stock consists of 150,000,000 shares, par value $.01 per share. The authorized capital stock is divisible into the classes and series, has the designations, voting rights, and other rights and preferences and is subject to the restrictions that the Board of Directors may from time to time establish. Unless otherwise designated, all shares are common stock. As of April 4, 2009, there were outstanding 71,561,302 shares of our common stock and no shares of preferred stock.
     Our Board of Directors, without further action by the shareholders, is authorized to issue preferred stock or other senior equity securities in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and conversion, redemption and other rights of each such series. Our Board of Directors could issue a class or series of preferred stock or other senior equity securities with rights more favorable with respect to dividends, voting and liquidation than those held by the holders of our common stock. The issuance of preferred stock or other senior equity securities may have the effect of delaying, deferring or preventing a change in control of ATS. No shares of preferred stock or other senior equity securities are outstanding, and we have no present plans to issue such stock or securities.

     The holders of our common stock: (1) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (2) are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs; (3) do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and (4) are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders. All shares of our common stock now outstanding are fully paid and nonassessable.
     We are currently restricted from declaring or paying dividends on our common stock under our loan agreements with Silicon Valley Bank. In addition, we may become parties to future agreements that contain covenants limiting our ability to pay dividends or other distributions with respect to the common stock or to repurchase common stock. These covenants will be described in more detail in the prospectus supplement relating to any common stock that we offer using this prospectus.
     The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of our directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.
     Wells Fargo Bank, National Association is the transfer agent for our common stock.
Minnesota Anti-Takeover Laws
     We are governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of us and may deprive our securityholders of an opportunity to sell their shares at a premium over the market price.
     In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.
     In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our Board of Directors consisting of one or more of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.
     If a tender offer is made for our stock, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the tender offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier tender offer. Section 302A.675 does not apply if a duly constituted committee of our Board of Directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

DESCRIPTION OF PREFERRED STOCK
     This section summarizes the general terms and provisions of the preferred stock that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at our articles of incorporation and the relevant certificate of designation for a full understanding of all the rights and preferences of any series of preferred stock. Our articles of incorporation and the certificates of designation have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of any particular series of preferred stock offered under that prospectus supplement, including any of the terms in this section that will not apply to that series of preferred stock, and any special considerations, including tax considerations, applicable to investing in that series of preferred stock.
General
     As discussed above, our authorized capital stock consists of 150,000,000 shares, par value $.01 per share, and is divisible into the classes and series, has the designation, voting rights, and other rights and preferences and is subject to the restrictions that the Board of Directors may from time to time establish. Unless otherwise designated, all shares are common stock. Our Board of Directors, without further action by the shareholders, is authorized to issue preferred stock in one or more series and, with certain limitations, to determine preferences as to dividends and in liquidation, and conversion, redemption and other rights of each such series. No shares of preferred stock are outstanding, and we have no present plans to issue such stock or securities.
     Any shares of preferred stock will, when issued, be fully paid and nonassessable. They will not provide the holders with preemptive rights to subscribe for any additional securities we may issue. The transfer agent and registrar for any series of preferred stock will be specified in the prospectus supplement.
     Our preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of preferred stock being offered for specific terms of that series, including:
•	the number of shares, their stated value and their designation or title;

•	the initial public offering price of the series;

•	that series’ rights as to dividends;

•	whether and upon what terms the shares of that series will be redeemable;

•	the rights of holders of shares of that series upon the dissolution or distribution of our assets;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares of that series;

•	whether and upon what terms the shares of that series may be converted and the securities that series of cumulative preferred shares may be converted into;

•	the voting rights, if any, that will apply to that series; and

•	any additional rights and preferences of the series.
     We may elect to offer depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of the particular series of cumulative preferred shares issued and deposited with a depositary. See “Description of Depositary Shares.”

Dividends
     Subject to the preferential rights as to dividends of holders of any of our other capital stock ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if any, if declared by our Board of Directors, out of the assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends, if any, will be payable. The dividend rate, if any, may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors.
     The applicable prospectus supplement will also state whether any dividends on any series of the preferred stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board of Directors declares a dividend on that series payable in the future.
     Our Board of Directors will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on any of our capital stock ranking equal with the preferred stock as to dividends:
•	we will declare any dividends pro rata among the preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to the preferred stock of each series offered under this prospectus as to dividends (i.e., the dividends we declare per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

•	other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or liquidation preference (except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and liquidation preference); and

•	we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the preferred stock as to dividends or liquidation preference (except by conversion into or exchange for stock junior to the preferred stock as to dividends and liquidation preference).
     We may become parties to future agreements that contain covenants limiting our ability to pay dividends or other distributions with respect to our preferred stock or to redeem or repurchase shares of our preferred stock. These covenants will be described in more detail in the prospectus supplement relating to any particular series of preferred stock that we offer using to this prospectus.
Redemption and Repurchase
     A series of preferred stock that we may offer using this prospectus may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase at the option of the holders, as described in the applicable prospectus supplement. If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the terms of redemption, the procedure used for redemption, the number of shares that we will redeem each year and the redemption price. The applicable prospectus supplement will also specify whether the redemption price will be payable in cash or other property.
     Provision may be made whereby, subject to certain conditions, all rights (other than the right to receive redemption moneys) of the holders of preferred stock called for redemption, whether at our option or through a sinking fund, will terminate before the redemption date upon the deposit with a bank or trust company of the funds necessary for redemption.
     Preferred stock acquired by us upon redemption or conversion, through operation of any sinking fund therefor or otherwise, will become authorized but unissued shares of preferred stock that we may issue in the future.

Conversion or Exchange
     If any series of preferred stock that we may offer using this prospectus may be converted or exchanged into common stock, another series preferred stock or debt securities, the applicable prospectus supplement will state the terms on which shares of that series may be converted or exchanged.
Rights Upon Liquidation
     Unless the prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock, and any other preferred stock ranking equal with that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution:
•	liquidation distributions in the amount stated in the prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared) for the current dividend period and, if the series of preferred stock is cumulative, for all prior dividend periods, before any distribution is made to holders of any securities ranking junior to the series of preferred stock. However, this right will be subject to any preferential rights of holders of our capital stock ranking prior to the series of preferred stock under these circumstances.
     Unless otherwise provided in the applicable prospectus supplement, neither the sale of all of our assets nor our merger or consolidation with any other corporation will be deemed to be a dissolution, liquidation or winding up of our business. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, our assets that are available for distribution are insufficient to pay in full all amounts due to the holders of securities ranking equal with any series of preferred stock, then we will make a pro rata distribution to holders of our securities ranking equal with that series. After we pay the full amount of the liquidation distribution to which holders of the series of preferred stock are entitled, the holders will have no right or claim to any of our remaining assets.
Voting Rights
     Unless otherwise provided in the prospectus supplement, the holders of preferred stock will not be entitled to vote except as set forth below or as otherwise required by the Minnesota Business Corporation Act.
     If we issue shares of a series of preferred stock, each share will be entitled to one vote on matters on which holders of the series are entitled to vote. On matters on which holders of the series and holders of any other series of preferred stock are entitled to vote as a single class, voting power of the series will depend on the number of shares in the series, not the total stated value, liquidation preference or initial offering price of the shares of the series.
     A series of preferred stock also may have other voting rights, such as upon the occurrence of some events or relative to the taking of some actions. The prospectus supplement will describe any special voting rights relating to the series of preferred stock.
DESCRIPTION OF DEPOSITARY SHARES
     This section summarizes the general terms and provisions of the depositary shares represented by depositary receipts that we may offer using this prospectus. This section is only a summary and does not purport to be complete. You must look at the applicable forms of depositary receipt and deposit agreement for a full understanding of the specific terms of any depositary shares and depositary receipts. The forms of the depositary receipts and the deposit agreement will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

     A prospectus supplement will describe the specific terms of the depositary shares and the depositary receipts offered under that prospectus supplement, including any of the terms in this section that will not apply to those depositary shares and depositary receipts, and any special considerations, including tax considerations, applicable to investing in those depositary shares.
General
     We may offer fractional interests in our preferred stock, rather than full shares of preferred stock. If we do so, we will provide for the issuance to the public by a depositary of depositary receipts evidencing depositary shares. Each depositary share will represent a fractional interest in a share of a particular series of preferred stock.
     The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will state the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.
     While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts, although not in final form. The holders of temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of temporary depositary receipts can exchange them for final depositary receipts at our expense.
Withdrawal of Preferred Stock
     If you surrender depositary receipts at the principal office of the depositary you will be entitled to receive, at that office, the number of shares of preferred stock and any money or other property then represented by the depositary shares, unless the depositary shares have been called for redemption. We will not, however, issue any fractional shares of preferred stock. Accordingly, if you deliver for exchange depositary receipts for a number of depositary shares that, when added together, represents more than a whole number of shares of preferred stock, the depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time as you receive your shares of preferred stock. Once you have surrendered your depositary shares for preferred stock, you will not be entitled to re-deposit those shares of preferred stock or to receive depositary shares in exchange for those shares of preferred stock. There may be no market for any withdrawn shares of preferred stock.
Dividends and Other Distributions
     The depositary will distribute all cash dividends or other cash distributions received with respect to the deposited shares of preferred stock, less any taxes required to be withheld, to the record holders of the depositary receipts in proportion to the number of the depositary shares owned by each record holder on the relevant date. The depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent. Any balance will be added to the next sum to be distributed to holders of depositary receipts.
     If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary receipts, unless the depositary determines that it is not practical to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary receipts.
     The deposit agreement will contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary receipts.

Redemption and Repurchase of Deposited Preferred Stock
     If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed, in whole or in part, from the redemption proceeds of the series of preferred stock held by the depositary. The depositary will mail a notice of redemption between 30 and 60 days prior to the date fixed for redemption to the record holders of the depositary receipts to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or other equitable method, as we determine.
     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. If depositary shares are no longer outstanding, the holders will have no rights with regard to those depositary shares other than the right to receive money or other property that they were entitled to receive upon redemption. The payments will be made when the holder surrenders its depositary receipts to the depositary.
     Depositary shares are not subject to repurchase at the option of the holders. However, if shares of preferred stock underlying the depositary shares become subject to repurchase at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to repurchase the deposited preferred stock at the price specified in the applicable prospectus supplement. If we have sufficient funds available, we will, upon receipt of the instructions, repurchase the requisite whole number of shares of preferred stock from the depositary, which will, in turn, repurchase the depositary receipts. However, holders of depositary receipts will only be entitled to request the repurchase of a number of depositary shares that represents in total one or more whole shares of the underlying preferred stock. The repurchase price per depositary share will equal the repurchase price per share of the underlying preferred stock multiplied by the fraction of that share represented by one depositary share. If the depositary shares evidenced by any depositary receipt are repurchased in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not repurchased.
Voting of Deposited Preferred Stock
     Upon receipt of notice of any meeting at which the holders of the series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail information about the meeting to the record holders of the related depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the holders of the related preferred stock) will be entitled to instruct the depositary as to how to vote the preferred stock underlying the holder’s depositary shares. The depositary will try, if practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions it receives. We will agree to take all action requested and considered necessary by the depositary to enable it to vote the preferred stock in that manner. The depositary will not vote any shares of preferred stock for which it does not receive specific instructions from the holders of the depositary receipts.
Conversion and Exchange of Deposited Preferred Stock
     If we provide for the exchange of the preferred stock underlying the depositary shares, the depositary will exchange, as of the same exchange date, that number of depositary shares representing the preferred stock to be exchanged, so long as we have issued and deposited with the depositary the securities for which the preferred stock is to be exchanged. The exchange rate per depositary share will equal the exchange rate per share of the underlying preferred stock multiplied by the fraction of that share of preferred stock represented by one depositary share. If less than all of the depositary shares are exchanged, the depositary shares to be exchanged will be selected by the depositary by lot or pro rata or other equitable method, as we determine. If the depositary shares evidenced by a depositary receipt are exchanged in part only, the depositary will issue one or more new depositary receipts representing the depositary shares not exchanged.

     Depositary shares may not be converted or exchanged for other securities or property at the option of the holders. However, if shares of preferred stock underlying the depositary shares are converted into or exchanged for other securities at the option of the holders, the holders may surrender their depositary receipts to the depositary and direct the depositary to instruct us to convert or exchange the deposited preferred stock into the whole number or principal amount of securities specified in the applicable prospectus supplement. Upon receipt of those instructions, we will cause the conversion or exchange and deliver to the holders the whole number or principal amount of securities and cash in lieu of any fractional security. The exchange or conversion rate per depositary share will equal the exchange or conversion rate per share of the underlying preferred stock multiplied by the fraction of that share of preferred stock represented by one depositary share. If the depositary shares evidenced by a depositary receipt are converted or exchanged in part only, the depositary will issue a new depositary receipt evidencing any depositary shares not converted or exchanged.
Amendment and Termination of the Deposit Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary receipts will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary receipts. A deposit agreement may be terminated only if all related outstanding depositary shares have been redeemed or there has been a final distribution on the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of the related depositary receipts.
Charges of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated in the deposit agreement to be their responsibility.
Miscellaneous
     The depositary will forward to the holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
     Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Depositary
     The depositary may resign at any time by delivering notice to us. We also may at any time remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery to us of notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
DESCRIPTION OF DEBT SECURITIES
     This section describes the general terms and provisions of the debt securities that we may offer using this prospectus and the related indentures. We may issue senior debt securities and subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under the senior indenture and the subordinated indenture, respectively, which will be between us and the trustee named in the prospectus supplement. The indentures will be qualified under the Trust Indenture Act. The debt securities may be issued either separately, together with, upon conversion of or in exchange for other securities. This section is only a summary and does not purport to be complete. You must look to the relevant form of debt security and the related indenture, as may be supplemented, for a full understanding of all terms of any series of debt securities. These forms and the indentures have been or will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.

     A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a “pricing supplement.” If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.
     The amount of debt securities we may offer using this prospectus will be limited to the amount of securities described on the cover of this prospectus that we have not already issued or reserved for issuance. We may also issue debt securities pursuant to the related indentures in transactions that are exempt from the registration requirements of securities laws. We will not consider those debt securities in determining the aggregate amount of securities issued under this prospectus.
Description of Senior Debt Securities
General
     This section summarizes the general terms and provisions of the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information, you should read the form of senior indenture and the form of senior debt securities.
     We will issue the senior debt securities from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that we have established pursuant to the senior indenture. The form of the senior indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and in this section, we include references in parentheses to specific sections of that form of indenture. The debt securities may be issued either separately, together with, upon conversion of or in exchange for other securities.
Ranking
     The senior debt securities will be our unsecured and unsubordinated obligations and will rank equally and ratably with our other current and future unsecured and unsubordinated indebtedness. The senior debt securities will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure this debt). As of April 4, 2009, we had $34.6 million of secured debt outstanding. In addition, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be structurally subordinated to debt and other obligations at the subsidiary level because, as the common stockholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. The indenture will not limit the total amount of secured or unsecured debt that we or our subsidiaries may incur.
Terms
     The prospectus supplement, including any separate pricing supplement, relating to a series of senior debt securities that we offer using this prospectus will describe the following terms of that series, if applicable:
•	the title of the offered senior debt securities;

•	any limit on the aggregate principal amount of the offered senior debt securities;

•	the person or persons to whom interest on the offered senior debt securities will be payable if other than the persons in whose names the senior debt securities are registered;

•	the date or dates on which the principal of the offered senior debt securities will be payable;

•	the rate or rates, which may be fixed or variable, and/or the method of determination of the rate or rates at which the offered senior debt securities will bear interest, if any;

•	the date or dates from which interest, if any, will accrue, the interest payment dates on which interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where
–	the principal of or any premium or interest on the offered senior debt securities will be payable;

–	registration of transfer may be effected;

–	exchanges may be effected; and

–	notices and demands to or upon us may be served;
•	the security registrar for the offered senior debt securities and, if such is the case, that the principal of the offered senior debt securities will be payable without presentment or surrender thereof;

•	the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered senior debt securities may be redeemed, in whole or in part, at our option;

•	our obligation or obligations, if any, to redeem or purchase any of the offered senior debt securities pursuant to any sinking fund or other mandatory redemption provisions or provisions for redemption at the option of the holder, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of the offered senior debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

•	the denominations in which the offered senior debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which payment of the principal of and any premium and interest on the offered senior debt securities will be payable;

•	if the principal of or any premium or interest on any of the offered senior debt securities will be payable, at the election of us or the holder, in a coin or currency other than in which the offered senior debt securities are stated to be payable, the period or periods within which and the terms and conditions upon which, the election will be made;

•	if the principal of or any premium or interest on the offered senior debt securities will be payable, or will be payable at the election of us or a holder, in securities or other property, the type and amount of securities or other property, or the formula or other method or other means by which the amount will be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	if the amount of payment of principal of or any premium or interest on the offered senior debt securities may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;

•	if other than the principal amount of the offered senior debt securities, the amount which will be payable upon declaration of acceleration of the maturity;

•	any addition to the events of default applicable to the offered senior debt securities and any addition to our covenants for the benefit of the holders of the offered senior debt securities;

•	the terms, if any, pursuant to which the offered senior debt securities may be converted into or exchanged for shares of our capital stock or other securities of any other person;

•	the obligations or instruments, if any, which will be considered to be a security that could be used to satisfy and discharge offered senior debt securities denominated in a currency other than U.S. dollars or in a composite currency, pursuant to the procedures discussed in “—Defeasance” below, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of these senior debt securities after its satisfaction and discharge;

•	if the offered senior debt securities will be issued in global form, any limitations on the rights of the holder to transfer or exchange the same or obtain the registration of transfer and to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such senior debt securities;

•	if the offered senior debt securities will be issuable as bearer securities;

•	any limitations on the rights of the holders of the offered senior debt securities to transfer or exchange the senior debt securities or to obtain the registration of transfer, and if a service charge will be made for the registration of transfer or exchange of the offered senior debt securities, the amount or terms thereof;

•	any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to the offered senior debt securities; and

•	any other terms of the offered senior debt securities, or any tranche thereof, not inconsistent with the provisions of the indenture. (Section 301)
     Although senior debt securities offered by this prospectus will be issued under the senior indenture, there is no requirement that we issue future senior debt securities under the senior indenture. Accordingly, we may use other indentures or documentation containing different provisions in connection with future issuances of our debt.
     We may issue the senior debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to those senior debt securities will describe the federal income tax consequences and other special considerations applicable to them. In addition, if we issue any senior debt securities denominated in foreign currencies or currency units, the prospectus supplement relating to those senior debt securities will also describe any federal income tax consequences and other special considerations applicable to those senior debt securities.
     The senior indenture does not contain covenants or other provisions designed to afford holders of senior debt securities protection in the event of a highly-leveraged transaction or a change of control involving us. If this protection is provided for the offered senior debt securities, we will describe the applicable provisions in the prospectus supplement relating to those senior debt securities.
Form, Exchange and Transfer
     Unless the applicable prospectus supplement specifies otherwise, we will issue the senior debt securities only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. (Sections 201 and 302)
     At the option of the holder, subject to the terms of the senior indenture and the limitations applicable to global securities, senior debt securities of any series will be exchangeable for other senior debt securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the senior indenture and the limitations applicable to global securities, holders may present senior debt securities for exchange as provided above and for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless the applicable prospectus supplement indicates otherwise, no service charge will be required for any registration of transfer or exchange of senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge associated with the transfer or exchange. Senior debt securities presented or surrendered for registration of transfer or exchange must (if so required by us, the senior trustee or the security registrar) be duly endorsed or accompanied by an executed written instrument of transfer in form satisfactory to us, the senior trustee or the security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by us for the offered senior debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We are required to maintain a transfer agent in each place of payment for the senior debt securities of a particular series. We may maintain an office that performs the functions of the transfer agent. (Section 602) Unless the applicable prospectus supplement specifies otherwise, the senior trustee will act as security registrar and transfer agent with respect to each series of senior debt securities offered by this prospectus.
     We will not be required to execute or register the transfer or exchange of senior debt securities, or any tranche thereof, during a period of 15 days preceding the notice to be given identifying the senior debt securities called for redemption, or any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any senior debt securities being redeemed in part. (Section 305)
     If a senior debt security is issued as a global security, only the depositary or its nominee as the sole holder of the senior debt security will be entitled to transfer and exchange the senior debt security as described in this prospectus under “—Global Securities.”
Payment and Paying Agent
     Unless the applicable prospectus supplement indicates otherwise, we will pay interest on the offered senior debt securities on any interest payment date to the person in whose name the senior debt security is registered at the close of business on the regular record date. (Section 307)
     Unless the applicable prospectus supplement indicates otherwise, we will pay the principal of and any premium and interest on the offered senior debt securities at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Unless the applicable prospectus supplement indicates otherwise, the corporate trust office of the senior trustee in New York, New York will be our sole paying agent for payment for each series of senior debt securities. Any other paying agents initially designated by us for the senior debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We are required to maintain a paying agent in each place of payment for the senior debt securities of a particular series. (Section 602)
     Any moneys deposited by us with the senior trustee or any paying agent for the payment of the principal of or any premium or interest on any offered senior debt securities which remain unclaimed at the end of two years after the applicable payment has become due and payable will be paid to us. The holder of that senior debt security, as an unsecured general creditor and not as a holder, thereafter may look only to us for the payment. (Section 603)
Redemption
     Any terms for the optional or mandatory redemption of the offered senior debt securities will be set forth in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to senior debt securities that are redeemable at the option of the holder, the offered senior debt securities will be redeemable only upon notice by mail not less than 30 days nor more than 60 days prior to the redemption date. If less than all the senior debt securities of a series are to be redeemed, the particular senior debt securities to be redeemed will be selected by the securities registrar by the method as provided for in the terms of the particular series, or in the absence of any such provision, by such method of random selection as the security registrar deems fair and appropriate. (Sections 403 and 404)

     Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the redemption date, of money sufficient to pay the principal of and any premium and interest on the offered senior debt securities. If sufficient money has not been so received, the notice will be of no force and effect and we will not be required to redeem the senior debt securities. (Section 404)
Consolidation, Merger, Conveyance or Other Transfer
     Under the terms of the senior indenture, we may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:
•	the corporation formed by the consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no Event of Default (as defined below) shall have occurred and be continuing; and

•	we have delivered to the senior trustee an officer’s certificate and an opinion of counsel as provided in the senior indenture. (Section 1101)
Events of Default
     Each of the following will constitute an “Event of Default” under the senior indenture with respect to any series of senior debt securities:
•	failure to pay any interest on any senior debt securities of that series within 60 days after the same becomes due and payable;

•	failure to pay principal of or premium, if any, on any senior debt securities of that series within three business days after the same becomes due and payable;

•	failure to perform or breach of any of our other covenants or warranties in the senior indenture (other than a covenant or warranty in the senior indenture solely for the benefit of a series of senior debt securities other than that series) for 60 days after written notice to us by the senior trustee, or to us and the senior trustee by the holders of at least 33% in principal amount of the outstanding senior debt securities of that series, as provided in the senior indenture;

•	the occurrence of events of bankruptcy, insolvency or reorganization relating to us; and

•	any other Event of Default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series. (Section 801)
     An Event of Default with respect to a series of senior debt securities may not necessarily constitute an Event of Default with respect to senior debt securities of any other series issued under the senior indenture.
     If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the senior trustee or the holders of not less than 33% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or if the senior debt securities of that series are original issue discount securities, such portion of the principal amount thereof as may be specified in the applicable prospectus supplement) of all of the senior debt securities of that series to be due and payable immediately. However, if an Event of Default occurs and is continuing with respect to more than one series of senior debt securities, the senior trustee or the holders of not less than 33% in aggregate principal amount of the outstanding securities of all such series, considered as one class, may make the declaration of acceleration and not the holders of the senior debt securities of any one of such series. (Section 802) There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

     Subject to the provisions of the senior indenture relating to the duties of the senior trustee in case an Event of Default shall occur and be continuing, the senior trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the request or direction of any holder, unless the holder has offered to the senior trustee reasonable security or indemnity. (Section 903) Subject to the provisions of the indemnification of the senior trustee, the holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or power conferred on the senior trustee, with respect to the senior debt securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of senior debt securities, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all those series, considered as one class, will have this right, and not the holders of any one series of senior debt securities. (Section 812)
     No holder of senior debt securities of any series will have any right to institute any proceeding related to the senior indenture, or for the appointment of a receiver or a senior trustee, or for any other remedy thereunder, unless:
•	the holder has previously given written notice to the senior trustee of a continuing Event of Default with respect to the senior debt securities of that series;

•	the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of that series have made written request to the senior trustee, and offered reasonable indemnity to the senior trustee, to institute the proceeding as senior trustee; and

•	the senior trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series a direction inconsistent with such request, within 60 days after the notice, request and offer. (Section 807)
     Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the senior indenture, the holder of any senior debt security will have the right, which is absolute and unconditional, to receive payment of the principal and any premium and interest on that senior debt security and to institute suit for enforcement of any payment, and that right will not be impaired without consent of that holder. (Section 808)
     We will be required to furnish to the senior trustee annually, not later than October in each year, a statement by an appropriate officer as to the officer’s knowledge of our compliance with all conditions and covenants under the senior indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the indenture. (Section 606)
Right to Cure
     At any time after the declaration of acceleration with respect to a series of senior debt securities has been made, but before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:
•	we have paid or deposited with the senior trustee a sum sufficient to pay:
–	all overdue interest, if any, on all senior debt securities of that series;

–	the principal of and premium, if any, on any senior debt securities of that series which have become due, otherwise than by that declaration of acceleration, and interest thereon at the rate or rates prescribed in the senior debt securities;

–	interest upon overdue interest, if any, at the rate or rates prescribed in the senior debt securities, to the extent payment of that interest is lawful; and

–	all amounts due to the senior trustee under the senior indenture; and
•	any other Event of Default with respect to the senior debt securities of that series, other than the non-payment of the principal of the senior debt securities of that series which has become due solely by the declaration of acceleration, have been cured or waived as provided in the senior indenture. (Section 802)

Modification and Waiver
     Without the consent of any holder of senior debt securities, we and the senior trustee may enter into one or more supplemental indentures to the senior indenture for any of the following purposes:
•	to evidence the assumption by any permitted successor to us of our covenants under the senior indenture and the senior debt securities;

•	to add to our covenants or other provisions for the benefit of the holders of all or any series of outstanding senior debt securities or to surrender any right or power conferred upon us by the senior indenture;

•	to add any additional Events of Default with respect to all or any series of outstanding senior debt securities;

•	to change or eliminate any provision of the senior indenture or to add any new provision to the senior indenture, provided that if the change, elimination or addition will adversely affect the interests of the holders of any series of senior debt securities in any material respect, that change, elimination or addition will become effective with respect to that series only when the consent of the holders of that series so affected has been obtained or when there is no outstanding senior debt security of that series under the senior indenture;

•	to provide collateral security for the senior debt securities;

•	to establish the form or terms of any series of senior debt securities as permitted by the senior indenture;

•	to provide for the authentication and delivery of bearer securities and coupons appertaining to the bearer securities representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of those bearer securities and for giving of notice to, and the solicitation of the vote or consent of, the holders of those bearer securities and for any and all other matters incidental to the bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor senior trustee under the senior indenture with respect to senior debt securities of one or more series and to add or to change any of the provisions of the senior indenture as will be necessary to provide for or to facilitate the administration of the senior indenture by more than one senior trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of senior debt securities;

•	to change any place where
–	the principal of and any premium and interest on any senior debt securities will be payable;

–	any senior debt securities may be surrendered for registration of transfer or exchange; or

–	notices and demands to or upon us in respect of the senior debt securities and senior indenture may be served; or
•	to cure any ambiguity, to correct or supplement any defective or inconsistent provision or to make or change any other provisions with respect to matters and questions arising under the senior indenture, provided that such action does not adversely affect the interests of the holders of senior debt securities of any series in any material respect. (Section 1201)
     The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive our compliance with some restrictive provisions of the senior indenture. (Section 607) The holders of not less than a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture with respect to that series, except a default
•	in the payment of principal, premium or interest; and

•	related to certain covenants and provisions of the senior indenture that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of the series affected. (Section 813)
     Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the senior indenture in such a way as to require changes to the senior indenture or the incorporation of additional provisions or so as to permit changes to, or the elimination of provisions which, at the date of the senior indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the senior indenture, the senior indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination. We and the senior trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)
     Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of the senior indenture pursuant to one or more supplemental indentures. However, if less than all of the series of outstanding senior debt securities are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding senior debt securities of all series so directly affected, considered as one class, will be required. Further, if the senior debt securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all tranches so directly affected, considered as one class, will be required.
     Without the consent of each holder of senior debt securities affected by the modification, no supplemental indenture may:
•	change the stated maturity of the principal of or any installment of principal of or interest on, any senior debt security;

•	reduce the principal amount of the senior debt security;

•	reduce the rate of interest on the senior debt security (or the amount of any installment of interest thereon) or change the method of calculating the rate;

•	reduce any premium payable upon redemption of the senior debt security;

•	reduce the amount of the principal of any original issue discount senior security that would be due and payable upon a declaration of acceleration of maturity;

•	change the coin or currency (or other property) in which any senior debt security or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding senior debt securities of any series, or any tranche thereof, required for the authorization of any such supplemental indenture, or required for the authorization of any waiver of compliance with any provision of the senior indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain of the provisions of the senior indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the senior debt securities of any series, or any tranche thereof.
     A supplemental indenture which changes or eliminates any covenant or other provision of the senior indenture which has expressly been included solely for the benefit of one or more particular series of senior debt securities or one or more tranches thereof, or modifies the rights of the holders of senior debt securities of that series or tranche with respect to such covenant or other provision, will be deemed not to affect the rights under the senior indenture of the holders of the senior debt securities of any other series or tranche. (Section 1202)

     The senior indenture provides that in determining whether the holders of the requisite principal amount of the outstanding senior debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the senior indenture as of any date, or whether or not a quorum is present at a meeting of holders:
•	senior debt securities owned by us or any other obligor upon the senior debt securities or any affiliate of ours or of such other obligor (unless we, the affiliate or the obligor own all securities outstanding under the senior indenture, or all outstanding senior debt securities of each such series and each such tranche, as the case may be, determined without regard to this clause) will be disregarded and deemed not to be outstanding;

•	the principal amount of an original issue discount security that will be deemed to be outstanding for such purposes will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof, as provided in the senior indenture; and

•	the principal amount of a senior debt security denominated in one or more foreign currencies or a composite currency that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such senior debt security, of the principal amount of the senior debt security (or, in the case of a senior debt security described in second bullet above, of the amount described in that clause). (Section 101)
     If we solicit from holders any request, demand, authorization, direction, notice, consent, election, waiver or other action, we may, at our option, by company order, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other action. If a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other action may be given before or after that record date, but only the holders of record at the close of business on the record date will be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding senior debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, election, waiver or other action, and for that purpose the outstanding senior debt securities will be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other action of a holder will bind every future holder of the same senior debt security and the holder of every senior debt security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the senior trustee or us in reliance thereon, whether or not notation of that action is made upon the senior debt security. (Section 104)
Defeasance
     Unless the applicable prospectus supplement otherwise indicates, any senior debt securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the senior indenture, and, at our election, our entire indebtedness in respect of the senior debt securities will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the senior trustee or any paying agent (other than us), in trust:
     (a) money in an amount which will be sufficient, or
     (b) eligible obligations (as described below), which do not contain provisions permitting the redemption or other prepaying at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the senior trustee or the paying agent, will be sufficient, or
     (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and any premium and interest due and to become due on the senior debt securities or portions thereof. (Section 701)

     For this purpose, unless the applicable prospectus supplement otherwise indicates, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (Section 101)
Resignation of Senior Trustee
     The senior trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of the outstanding senior debt securities of a series. No resignation or removal of the senior trustee and no appointment of a successor senior trustee will become effective until the acceptance of appointment by a successor senior trustee in accordance with the requirements of the senior indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a senior trustee appointed by act of the holders of a majority in principal amount of the outstanding senior debt securities, if we have delivered to the senior trustee a board resolution appointing a successor senior trustee and the successor has accepted the appointment in accordance with the terms of the senior indenture, the senior trustee will be deemed to have resigned and the successor will be deemed to have been appointed as senior trustee in accordance with the senior indenture. (Section 910)
Notices
     Notices to holders of senior debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)
Title
     We, the senior trustee and any agent of ours or the senior trustee may treat the person in whose name a senior debt security is registered as the absolute owner (whether or not the senior debt security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)
Governing Law
     The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of any other jurisdiction is mandatorily applicable. (Section 112)
Limitation on Suits
     The senior indenture limits a holder’s right to institute any proceeding with respect to the senior indenture, the appointment of a receiver or trustee, or for any other remedy under the senior indenture. (Section 807)
Maintenance of Properties
     A provision in the senior indenture provides that we will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. However, nothing in this provision will prevent us from discontinuing, or causing the discontinuance of the operation and maintenance of any of our properties if the discontinuance is, in our judgment, desirable in the conduct of our business. (Section 605)
Global Securities
     The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “—Global Securities.”

Description of Subordinated Debt Securities
General
     This section describes the general terms and provisions of the subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those subordinated debt securities. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for the subordination provisions described below, for which there are no counterparts in the senior indenture. See “Description of Debt Securities—Description of Senior Debt Securities.” Because this is only a summary, it does not contain all of the details found in the full text of the subordinated indenture and the subordinated debt securities. If you would like additional information you should read the form of subordinated indenture and the form of subordinated debt securities, which have been or will be filed as exhibits to the registration statement of which this prospectus is a part. In this section, we include references in parentheses to specific sections of that form of indenture.
Subordination
     Subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Debt. (Section 1501)
     If we make a distribution to our creditors as a result of:
•	a liquidation;

•	a dissolution;

•	winding up

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshaling of assets and liabilities;

•	any bankruptcy, insolvency or similar proceeding involving us;
then, the holders of Senior Debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution (“Securities Payments”).
     Until the Senior Debt is paid in full, any Securities Payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by us or any other person making the payment or distribution, directly to the holders of Senior Debt for application to all of the Senior Debt then due. (Section 1502)
     We may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt. (Section 1503)
     In the event that the subordinated trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. (Section 1504) The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

     For purposes of the foregoing, “Securities Payments” will be deemed not to include:
•	a payment or distribution of our stock or securities provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Debt to the same extent as, or to a greater extent than, the subordinated debt securities are so subordinated as provided in the subordinated indenture; or

•	payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any series of subordinated debt securities as described above. (Section 1502)
     By reason of the subordination of the subordinated debt securities, in the event of our insolvency, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than our other creditors. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.
Certain Definitions
     Set forth below are certain defined terms used in the subordinated indenture. Please refer to the subordinated indenture for a full definition of all such terms.
     “Junior Subordinated Debt” means any indebtedness for money that we have borrowed, created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to the subordinated debt securities.
     “Senior Debt” means all indebtedness for money that we have borrowed, except
•	indebtedness for money borrowed under the subordinated debt securities and junior subordinated debt securities; and

•	indebtedness for money borrowed (including, without limitation, any Junior Subordinated Debt) created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to any other indebtedness for money borrowed by us.
     Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:
•	any indebtedness for money borrowed incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted by the subordinated indenture). (Section 101)
Global Securities
     We may issue a series of debt securities offered by this prospectus, in whole or in part, in the form of one or more global securities, which will have an aggregate principal amount equal to that of the debt securities represented thereby.
     Unless it is exchanged in whole or in part for the individual debt securities it represents, a global security may be transferred only as a whole
•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement related to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements for our debt securities.
     Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement and will be deposited with the depositary or its nominee or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided in the indenture.
     As long as the depositary, or its nominee, is the registered holder of the global security, the depositary or nonminee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except in limited circumstances, owners of beneficial interests in a global security:
•	will not be entitled to have the global security or any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered to be the owners or holders under the indenture relating to those debt securities.
     All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing these debt securities. The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.
     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, which institutions we refer to as the participants, and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effective only through, records maintained by the depositary and its participants. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the applicable trustee, nor any of our or the applicable trustee’s agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to beneficial interests.
DESCRIPTION OF SECURITIES WARRANTS
     This section summarizes the general terms and provisions of the securities warrants represented by warrant agreements and warrant certificates that we may offer using this prospectus. The securities warrants may be issued for the purchase of common stock, preferred stock or debt securities. This section is only a summary and does not purport to be complete. You must look at the applicable forms of warrant agreement and warrant certificate for a full understanding of the specific terms of any securities warrant. The forms of the warrant agreement and the warrant certificate will be filed or incorporated by reference as exhibits to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
     A prospectus supplement will describe the specific terms of the securities warrants offered under that prospectus supplement, including any of the terms in this section that will not apply to those securities warrants, and any special considerations, including tax considerations, applicable to investing in those securities warrants.

General
     We may issue securities warrants alone or together with other securities offered by the applicable prospectus supplement. Securities warrants may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial owners of the securities warrants.
     The prospectus supplement relating to any securities warrants that we offer using this prospectus will describe the following terms of those securities warrants, if applicable:
•	the offering price;

•	the currencies in which the securities warrants will be offered;

•	the total number of shares that may be purchased if all of the holders exercise the securities warrants and, in the case of securities warrants for the purchase of preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise of the securities warrants;

•	the number of shares of common stock or preferred stock that may be purchased if a holder exercises any one securities warrant and the price at which and currencies in which the common stock or preferred stock may be purchased upon exercise;

•	the designation, total principal amount, currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the securities warrants;

•	the principal amount of the series of debt securities that may be purchased if a holder exercises the securities warrants and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the designation and terms of any securities with which the securities warrants are being offered, and the number of securities warrants offered with each security;

•	the date on and after which the holder of the securities warrants can transfer them separately from the securities with which the securities warrants are being offered;

•	the date on which the right to exercise the securities warrants begins and expires;

•	the triggering event and the terms upon which the exercise price and the number of underlying securities that the securities warrants are exercisable into may be adjusted;

•	whether the securities warrants will be issued in registered or bearer form;

•	the identity of any warrant agent with respect to the securities warrants and the terms of the warrant agency agreement with that warrant agent;

•	a discussion of material U.S. federal income tax consequences; and

•	any other terms of the securities warrants.
     A holder of securities warrants may:
•	exchange them for new securities warrants of different denominations;

•	present them for registration of transfer, if they are in registered form; and

•	exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.
     Until the securities warrants are exercised, holders of the securities warrants will not have any of the rights of holders of the underlying securities.

Exercise of Securities Warrants
     Each holder of a securities warrant is entitled to purchase the number of shares of common stock or preferred stock or the principal amount of debt securities, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.
     Holders of securities warrants may exercise them by
•	delivering to the warrant agent the payment required to purchase the underlying securities, as stated in the applicable prospectus supplement;

•	properly completing and signing the reverse side of their warrant certificate(s), if any, or other exercise documentation; and

•	delivering their warrant certificate(s), if any, or other exercise documentation to the warrant agent within the time specified by the applicable prospectus supplement.
If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. As soon as practicable after you have completed these procedures, we will issue and deliver to you the common stock, preferred stock or debt securities, as the case may be, that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a warrant certificate, we will issue to you a new warrant certificate for the unexercised and unexpired amount of securities warrants.
Amendments and Supplements to Warrant Agreements
     We may amend or supplement a warrant agreement or warrant certificates without the consent of the holders of the securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not adversely affect the interests of the holders.
DESCRIPTION OF UNITS
     We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations, including tax considerations, applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. The form of unit agreement will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies.
PLAN OF DISTRIBUTION
     We may offer and sell the securities offered by this prospectus in any of three ways:
•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.
     The securities may be distributed from time to time in one or more transactions at negotiated prices, at a fixed price (that is subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to the prevailing market prices.
     The applicable prospectus supplement will set forth the specific terms of the offering of securities, including:
•	the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions allowed or paid to dealers.
     We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the applicable prospectus supplement. The applicable prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.
     Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any underwriters, dealers and agents against, or contribute to any payments the underwriters, dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
     Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
     Unless otherwise indicated in the applicable prospectus supplement and other than our common stock, all securities we offer using this prospectus will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary trading market for any of the securities will ever develop or, if one develops, that it will be maintained or provide any significant liquidity.
EXPERTS
     The consolidated financial statements and schedule as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.
LEGAL MATTERS
     The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Copies of our SEC filings are also available through our website (www.atsmedical.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.
     We have filed with the SEC a registration statement on Form S-3 to register the shares offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding ATS Medical, Inc., investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC’s web site at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•	our annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	any filings under the Exchange Act after the date of the initial registration statement (of which this prospectus forms a part) and prior to effectiveness of the registration statement; and

•	the description of our common stock contained in the registration statement on Form 8-A filed on May 8, 1990, including any amendments or reports filed for the purpose of updating that description.
     You may request a free copy of any of the above filings by writing or calling: Deborah K. Chapman, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, MN 55447, (763) 553-7736.
     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

ATS MEDICAL, INC.
$100,000,000
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Securities Warrants
Units

PROSPECTUS

                    , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$5,580
Accounting Fees and Expenses	4,500
Legal Fees and Expenses	50,000
Printing Expenses	10,000
Miscellaneous	4,920

Total	$75,000

     All fees and expenses other than the SEC registration fee are estimated. We will pay all the expenses listed above.
Item 15. Indemnification of Officers and Directors
     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Our bylaws provide that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended. In addition, since November 1995 we have maintained a liability insurance policy for our directors and officers.

Item 16. Exhibits

Exhibit
Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

4.1	Third Restated Articles of Incorporation of ATS Medical, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008)

4.2	Bylaws of ATS Medical, Inc., as amended February 13, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 20, 2007)

4.3	Specimen certificate for shares of ATS Medical, Inc.’s Common Stock (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.4	Indenture, dated as of October 7, 2005, between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.5	First Supplemental Indenture, dated October 13, 2005, to the Indenture dated as of October 7, 2005, by and between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.6	Form of 6% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.7	Form of Warrant (incorporated by reference to Exhibit 4.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.8	Form of Warrant (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.9	Warrant, dated June 28, 2007, issued by ATS Medical, Inc. to Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.4 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 5, 2007)

4.10	Warrant, dated June 29, 2008, issued by ATS Medical, Inc. to Theodore C. Skokos (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.11	Form of Warrant, dated December 19, 2008, issued by ATS Medical, Inc. to each of the Investors (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.12	Credit Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

4.13	Amendment Agreement, dated March 24, 2005, to the Credit Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 30, 2005)

Exhibit
Number	Description of Exhibit

4.14	Securities Purchase Agreement, dated as of October 6, 2005, by and among ATS Medical, Inc. and the Buyers listed on the Schedule of Buyers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.15	Amendment No. 1, dated as of October 12, 2005, to the Securities Purchase Agreement by and among ATS Medical, Inc. and the buyers listed therein, dated as of October 6, 2005 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.16	Registration Rights Agreement, dated as of October 7, 2005, by and among ATS Medical, Inc. and the buyers listed on the Schedule of Buyers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.17	Amendment No. 1, dated as of October 13, 2005, to the Registration Rights Agreement by and among ATS Medical, Inc. and the buyers listed therein, dated as of October 7, 2005 (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.18	Warrant Agent Agreement, dated as of October 7, 2005, between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Warrant Agent (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.19	Amendment, dated March 29, 2006, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on April 3, 2006)

4.20	Amendment, dated August 15, 2006, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on August 17, 2006)

4.21	Amendment No. 4, dated February 15, 2007, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to ATS Medical, Inc.’s Current Report on Form 8-K filed on February 23, 2007)

4.22	Securities Purchase Agreement, dated March 15, 2007, between ATS Medical, Inc. and Certain Investors (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.23	Registration Rights Agreement, dated March 15, 2007, between ATS Medical, Inc. and Certain Investors (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.24	Common Stock and Warrant Purchase Agreement, dated as of June 19, 2007, by and between ATS Medical, Inc. and Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on June 25, 2007)

4.25	Registration Rights Agreement, dated June 28, 2007, by and between ATS Medical, Inc. and Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.5 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 5, 2007)

4.26	Amendment, dated June 18, 2007, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on June 25, 2007)

Exhibit
Number	Description of Exhibit

4.27	First Amendment, dated February 29, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.28	Second Amendment, dated February 29, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.29	Unconditional Guaranty, dated February 29, 2008, entered into by 3F Therapeutics and ATS Acquisition Corp., in favor of Silicon Valley Bank (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.30	Security Agreement, dated February 29, 2008, by and between Silicon Valley Bank, 3F Therapeutics, Inc. and ATS Acquisition Corp. (incorporated by reference to Exhibit 10.4 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.31	Subordinated Credit Agreement, dated June 29, 2008, by and between ATS Medical, Inc. and Theodore C. Skokos (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.32	Amendment, dated June 30, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.33	Common Stock and Warrant Purchase Agreement, dated December 19, 2008, by and between ATS Medical, Inc. and each of the Investors named therein (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.34	Registration Rights Agreement, dated December 19, 2008, by and between ATS Medical, Inc. and each of the Investors named therein (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.35	Amendment to and Consent, dated December 19, 2008, regarding Loan and Security Agreement between Silicon Valley Bank and the Company dated July 28, 2004 (incorporated by reference to Exhibit 10.79 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008)

Exhibit
Number	Description of Exhibit

4.36	Form of Indenture relating to Senior Debt Securities (filed herewith)

4.37	Form of Indenture relating to Subordinated Debt Securities (filed herewith)

4.38*	Form of supplemental indenture or other instrument establishing the issuance of one or more series of debt securities (including the form of debt security)

4.39*	Form of Certificate of Designation of Preferred Stock

4.40*	Form of Deposit Agreement

4.41*	Form of Common Stock Warrant Agreement

4.42*	Form of Preferred Stock Warrant Agreement

4.43*	Form of Debt Securities Warrant Agreement

4.44*	Form of Unit Agreement

5.1	Opinion of Dorsey & Whitney LLP (filed herewith)

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 to act as Trustee under the Senior Indenture

25.2*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 to act as Trustee under the Subordinated Indenture

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Exchange Act.
Item 17. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 24, 2009.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Dale and Michael R. Kramer, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) to this Registration Statement and (ii) registration statements and any and all amendments thereto (including post-effective amendments) for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on April 24, 2009.

Signature		Title

By:	/s/ Michael D. Dale Michael D. Dale	Chief Executive Officer, President and Chairman of the Board (principal executive officer)

By:	/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (principal financial and accounting officer)

By:	/s/ Steven M. Anderson Steven M. Anderson	Director

By:	/s/ Robert E. Munzenrider Robert E. Munzenrider	Director

By:	/s/ Guy P. Nohra Guy P. Nohra	Director

By:	/s/ Eric W. Sivertson Eric W. Sivertson	Director

By:	/s/ Theodore C. Skokos Theodore C. Skokos	Director

By:	/s/ Martin P. Sutter Martin P. Sutter	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

4.1	Third Restated Articles of Incorporation of ATS Medical, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008)

4.2	Bylaws of ATS Medical, Inc., as amended February 13, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 20, 2007)

4.3	Specimen certificate for shares of ATS Medical, Inc.’s Common Stock (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.4	Indenture, dated as of October 7, 2005, between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.5	First Supplemental Indenture, dated October 13, 2005, to the Indenture dated as of October 7, 2005, by and between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.6	Form of 6% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.7	Form of Warrant (incorporated by reference to Exhibit 4.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.8	Form of Warrant (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.9	Warrant, dated June 28, 2007, issued by ATS Medical, Inc. to Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.4 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 5, 2007)

4.10	Warrant, dated June 29, 2008, issued by ATS Medical, Inc. to Theodore C. Skokos (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.11	Form of Warrant, dated December 19, 2008, issued by ATS Medical, Inc. to each of the Investors (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.12	Credit Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

4.13	Amendment Agreement, dated March 24, 2005, to the Credit Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 30, 2005)

4.14	Securities Purchase Agreement, dated as of October 6, 2005, by and among ATS Medical, Inc. and the Buyers listed on the Schedule of Buyers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.15	Amendment No. 1, dated as of October 12, 2005, to the Securities Purchase Agreement by and among ATS Medical, Inc. and the buyers listed therein, dated as of October 6, 2005 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

Exhibit
Number	Description of Exhibit

4.16	Registration Rights Agreement, dated as of October 7, 2005, by and among ATS Medical, Inc. and the buyers listed on the Schedule of Buyers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.17	Amendment No. 1, dated as of October 13, 2005, to the Registration Rights Agreement by and among ATS Medical, Inc. and the buyers listed therein, dated as of October 7, 2005 (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 18, 2005)

4.18	Warrant Agent Agreement, dated as of October 7, 2005, between ATS Medical, Inc. and Wells Fargo Bank, National Association, as Warrant Agent (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on October 12, 2005)

4.19	Amendment, dated March 29, 2006, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on April 3, 2006)

4.20	Amendment, dated August 15, 2006, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on August 17, 2006)

4.21	Amendment No. 4, dated February 15, 2007, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc., dated July 28, 2004 (incorporated by reference to ATS Medical, Inc.’s Current Report on Form 8-K filed on February 23, 2007)

4.22	Securities Purchase Agreement, dated March 15, 2007, between ATS Medical, Inc. and Certain Investors (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.23	Registration Rights Agreement, dated March 15, 2007, between ATS Medical, Inc. and Certain Investors (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 16, 2007)

4.24	Common Stock and Warrant Purchase Agreement, dated as of June 19, 2007, by and between ATS Medical, Inc. and Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on June 25, 2007)

4.25	Registration Rights Agreement, dated June 28, 2007, by and between ATS Medical, Inc. and Alta Partners VIII, L.P. (incorporated by reference to Exhibit 10.5 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 5, 2007)

4.26	Amendment, dated June 18, 2007, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on June 25, 2007)

4.27	First Amendment, dated February 29, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

Exhibit
Number	Description of Exhibit

4.28	Second Amendment, dated February 29, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.2 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.29	Unconditional Guaranty, dated February 29, 2008, entered into by 3F Therapeutics and ATS Acquisition Corp., in favor of Silicon Valley Bank (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.30	Security Agreement, dated February 29, 2008, by and between Silicon Valley Bank, 3F Therapeutics, Inc. and ATS Acquisition Corp. (incorporated by reference to Exhibit 10.4 to ATS Medical, Inc.’s Current Report on Form 8-K filed on March 6, 2008)

4.31	Subordinated Credit Agreement, dated June 29, 2008, by and between ATS Medical, Inc. and Theodore C. Skokos (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.32	Amendment, dated June 30, 2008, to the Loan and Security Agreement between Silicon Valley Bank and ATS Medical, Inc. dated July 28, 2004 (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on July 2, 2008)

4.33	Common Stock and Warrant Purchase Agreement, dated December 19, 2008, by and between ATS Medical, Inc. and each of the Investors named therein (incorporated by reference to Exhibit 10.1 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.34	Registration Rights Agreement, dated December 19, 2008, by and between ATS Medical, Inc. and each of the Investors named therein (incorporated by reference to Exhibit 10.3 to ATS Medical, Inc.’s Current Report on Form 8-K filed on December 23, 2008)

4.35	Amendment to and Consent, dated December 19, 2008, regarding Loan and Security Agreement between Silicon Valley Bank and the Company dated July 28, 2004 (incorporated by reference to Exhibit 10.79 to ATS Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008)

4.36	Form of Indenture relating to Senior Debt Securities (filed herewith)

4.37	Form of Indenture relating to Subordinated Debt Securities (filed herewith)

4.38*	Form of supplemental indenture or other instrument establishing the issuance of one or more series of debt securities (including the form of debt security)

4.39*	Form of Certificate of Designation of Preferred Stock

Exhibit
Number	Description of Exhibit

4.40*	Form of Deposit Agreement

4.41*	Form of Common Stock Warrant Agreement

4.42*	Form of Preferred Stock Warrant Agreement

4.43*	Form of Debt Securities Warrant Agreement

4.44*	Form of Unit Agreement

5.1	Opinion of Dorsey & Whitney LLP (filed herewith)

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges (filed herewith)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 to act as Trustee under the Senior Indenture

25.2*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 to act as Trustee under the Subordinated Indenture

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act.